EXHIBIT 3.1

State of Utah DEPARTMENT OF COMMERCE Division of Corporations & Commercial Code	This form must be type written or computer generated. For your convenience, this form has been designed to be filled out and printed online.	File Number _____________________
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Articles of Amendment to Articles of Incorporation (Profit)

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1.	The name of the corporation is: Gaming & Entertainment Group, Inc.

2.	The date the following amendment(s) was adopted:

3.	If changing the corporation name, the new name of the corporation is: N/A

4.	The text of each amendment adopted (include attachment if additional space needed):

Article II. Intentionally omitted.

Article VIII. The number and kind of officers of this corporation shall be: A Board of Directors comprised of a minimum of five members, each of whom shall be a stockholder owning and holding at least one share of stock on the books of the corporation, and except, as to the first directors, shall be elected at the annual stockholders meetings by a majority vote of the stockholders present, or represented at the meeting, and shall hold office for one year and until his successor is elected and qualified, except that a director appointed to fill a vacancy shall hold office until the next annual meeting, and until the election and qualification of his successor. Vacancies in the office of director or other office of the corporation may be filled by the Board of Directors; there shall also be a President, Vice-President, Secretary, Treasurer, and General Manager, who shall each be holders of at least one share of stock in the corporation, and all shall be elected by the Board of Directors at their first meeting after the annual stockholders meeting, and shall hold office for one year and until their successors are elected and have qualified. More than one office may be held by the same person. Any director or other officer may resign by filing with the Secretary a written resignation, accepted by the Board of Directors, or if not accepted by them within thirty days, the resignation shall take effect and the office become vacant. Disposing of all the stock owned by an officer shall be equivalent to a resignation. Any officer may be removed, for cause, after a hearing before the Board of Directors, on written notice to the party sought to be removed, and by an affirmative vote of a majority of the members of the Board.

5.	If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

N/A

6.	Indicate the manner in which the amendment(s) was adopted (mark only one):

☐	No shares have been issued or directors elected – Adopted by Incorporator(s)

☐	No shares have been issued but directors elected – Adopted by the board of directors

☒	Shares have been issued but shareholder action was not required – Adopted by the board of directors

☐	The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group – Adopted by the shareholders

7.	Delayed effective date (if not to be effective upon filing) N/A (not to exceed 90 days)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: /s/ Gregory L. Hrneir	Title:	President and Secretary
Dated this 8th day of April, 2004

Mail In: PO Box 146705

Salt Lake City, UT 84114-6705

Walk In: 160 East 300 South, Main Floor

Information Center: (801) 530-4849

Toll Free: (877) 526-3994 (within Utah)

Fax: (801) 530-6438

Web Site: http://www.commerce.utah.gov/cor

Under GRAMA [63-2-201], all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.

ARTICLES

OF

RESTATEMENT

TO THE

ARTICLES OF INCORPORATION

OF

GAMING & ENTERTAINMENT GROUP, INC.

The undersigned hereby certify as follows:

1.	He is the President and Secretary of Gaming & Entertainment Group, Inc., a Utah corporation (the “Corporation”).

2.	On March 31, 2004, by duly adopted resolution, the Board of Directors (the “Board”) of the Corporation approved the amendment and restatement of the Corporation’s Articles of Incorporation, pursuant to Sections 16-10a-1002 and 16-10a-1007 of the Utah Revised Business Corporation Act.

3.	The restatement of the Corporation’s Articles of Incorporation does contain amendments to the Articles of Incorporation that, pursuant to Section 16-10a-1002 of the Utah Revised Business Corporation Act, does not require the approval of the Corporation’s stockholders.

4.	The text of the Restated Articles of Incorporation of the Corporation is hereby restated by this certificate to read in full as follows:

RESTATED

ARTICLES OF INCORPORATION

OF

GAMING & ENTERTAINMENT GROUP, INC.

The undersigned, for the purpose of forming a corporation under the Statute Laws of Utah relating to private corporations and associations, do hereby associate for that purpose and agree as follows:

ARTICLE I.

The name of the Corporation hereby formed is: Gaming & Entertainment Group, Inc.

ARTICLE II.

INTENTIONALLY OMITTED

ARTICLE III.

The period of duration of this corporation shall be perpetual.

ARTICLE IV.

The nature of the business and the objects and purposes to be transacted, promoted and carried on, are to do any or all of the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, that is:

(a) To engage in the business of manufacturing and wholesaling of gold jewelry and the wholesaling of gold, silver and other valuable coins.

(b) To engage in any business or trade authorized under the laws of any government where such business is conducted.

(c) To do any and all lawful acts to accomplish the foregoing.

ARTICLE V.

The principal place of business of the corporation shall be at Salt Lake City, Salt Lake County, State of Utah, but the corporation may have and maintain branch offices at such other places within or without the State of Utah as the Board of Directors of the corporation may from time to time agree upon.

ARTICLE VI.

The Aggregate number of common shares which the corporation shall have the authority to issue is ONE HUNDRED FIFTY MILLION (150,000,000) at the par value of $.01 each. In addition, the corporation shall have the authority to issue preferred stock in the amounts and divided into classes, as follows:

(1)	Class A convertible preferred stock consisting of ONE MILLION (1,000,000) shares of the par value of Ten Dollars ($10) each.

(2)	Class B preferred stock consisting of ONE MILLION (1,000,000) shares of the par value of Ten Dollars ($10) each.

The holders of Class A convertible preferred stock shall be entitled to receive in each year out of the surplus net profits of the corporation a fixed yearly dividend of Ten Percent (10%) payable as may be authorized by the directors, before any dividend shall be set apart or paid on the common stock. The dividends upon the Class A stock shall cumulative. The stock shall be NON-VOTING stock.

Each holder of record of Class A convertible preferred stock may at any time or from time to time, in such holder’s sole discretion and at such holder’s option, convert any whole number of such holder’s Class A stock into fully paid and non-assessable Common Stock at the conversion ratio of FIVE (5) shares of Common Stock for each ONE (1) share of Class A stock, under conversion procedures as shall be directed in writing by the Directors and conveyed to any such holder who shall notify the Corporation in writing of the holder’s desire to make such a conversion.

These conversion rights for the holder of Class A stock shall not be diminished, but shall be adjusted accordingly, in the event of any capital reorganization, reclassification of the stock of the corporation, consolidation or merger of the corporation with or without another corporation or sale or conveyance of all or substantially all of the assets of the corporation to another corporation or other entity or person.

In the event of any liquidation or dissolution or winding up, whether voluntary or involuntary of the corporation, the holders of Class A stock shall be entitled to be paid in full both the par amount of their shares and the unpaid dividends accrued, before any amount shall be paid to the holders of other stock.

The holders of Class B preferred stock shall be entitled to receive in each year out of the surplus net profits of the corporation a fixed yearly dividend of TEN PERCENT (10%) payable as may be authorized by the Directors, before any dividend shall be set apart or paid on the common stock. The dividends upon the Class B stock shall be cumulative. The Class B stock shall be non-voting stock.

In the event of any liquidation dissolution or winding up, whether voluntary or involuntary of the corporation, the holders of Class B stock shall be entitled to be paid in full both the par amount of their shares and the unpaid dividends accrued, before any amount shall be paid to the holders of the Common Stock.

In the event of any liquidation or dissolution or winding up, whether voluntary or involuntary of the corporation, after the payment to the holders of Common Stock of its par value the remaining assets and funds shall be divided pro rata among the holders of all classes of the capital stock.

ARTICLE VII.

The amount of capital stock subscribed by each party hereto is as follows:

Dewey C. Bluth	500 shares @ $1.00	$500.00
Earl D. Peterson	500 shares @ $1.00	$500.00
Clifford D. Hughes	100 shares @ $1.00	$100.00
Geneal J. Peterson	300 shares @ $1.00	$300.00
Griffith C. Lindquist	300 shares @ $1.00	$300.00
Dexter L. Page	300 shares @ $1.00	$300.00

		$2,000.00

ARTICLE VIII.

The number and kind of officers of this corporation shall be: A Board of Directors comprised of a minimum of five members, each of whom shall be a stockholder owning and holding at least one share of stock on the books of the corporation, and except, as to the first directors, shall be elected at the annual stockholders meetings by a majority vote of the stockholders present, or represented at the meeting, and shall hold office for one year and until his successor is elected and qualified, except that a director appointed to fill a vacancy shall hold office until the next annual meeting, and until the election and qualification of his successor. Vacancies in the office of director or other office of the corporation may be filled by the Board of Directors; there shall also be a President, Vice-President, Secretary, Treasurer, and General Manager, who shall each be holders of at least one share of stock in the corporation, and all shall be elected by the Board of Directors at their first meeting after the annual stockholders meeting, and shall hold office for one year and until their successors are elected and have qualified. More than one office may be held by the same person. Any director or other officer may resign by filing with the Secretary a written resignation, accepted by the Board of Directors, or if not accepted by them within thirty days, the resignation shall take effect and the office become vacant. Disposing of all the stock owned by an officer shall be equivalent to a resignation. Any officer may be removed, for cause, after a hearing before the Board of Directors, on written notice to the party sought to be removed, and by an affirmative vote of a majority of the members of the Board.

ARTICLE IX.

A majority of the members of the Board of Directors elected or appointed shall form a quorum and shall be authorized to transact business and exercise the corporate powers of this corporation. The action of a majority of the Board of Directors shall be valid and binding, if reduced to writing and signed by such Majority, though not taken at a regular or special meeting, provided, however, that such writing or document shall be transmitted to the Secretary within five days, and by him spread upon the minutes of the Director’s meetings. The Board of Directors may appoint such agents as they may find necessary for the management of the business of the corporation, fix their duties and compensation, and remove them at pleasure; and the Board of Directors may also make, alter and repeal by-laws, providing for special meetings of the stockholders and notice thereof, for the meetings of the Board of Directors; defining the duties of the officers and generally for the management and control of the business of the corporation, which by-laws shall not be in conflict with the laws of the State of Utah, nor with the agreement. The Board of Directors shall exercise all the powers of this corporation, and may in their discretion, and as they may deem prudent, and for the best interests of the corporation, without previous authorization from the stockholders or subsequent ratification from them, have the power, right and authority to sell, convey, transfer, mortgage, hypothecate, issue bonds upon, or otherwise dispose of all or any part of the real and personal property owned at any time or times by the corporation, and to contract for the sale thereof on such terms, covenants and conditions, and for such consideration either in cash, other real or personal property, or the capital stock of any other corporation, no matter where the same may be situated or organized, or for both cash and stock, or for such other consideration as to the Board of Directors may deem reasonable and proper.

ARTICLE X.

The annual meetings of the stockholders for the election of Directors and the transaction of general business of the corporation shall be held in Salt Lake City, Utah, on the second Monday in January of each year hereafter. The meeting shall be held at the general office of the corporation, and shall be called to order by the President or in his absence by the Vice-President, at three o’clock in the afternoon, unless a different hour be specified in the notice. A representation of the majority of the outstanding capital stock of this corporation, either in person or by proxy, shall be necessary to legally hold said meeting, and all stockholders meetings, whether general or special, and it shall be the duty of the secretary to give to each holder of capital stock appearing to be such by the books of the corporation, and whose Post Office address is known, ten days’ notice by mail at his last given address, of the time and place of such meeting, but the omission to give such notice shall not invalidate the actions or proceedings of the meetings. Each stockholder shall be entitled to as many votes as he holds shares of capital stock in the said corporation, and representation by proxy duly appointed, shall be allowed at all meetings of stockholders of the corporation, either general or special. Failure to hold the annual meetings of the stockholders of this corporation is herein provided, or any meetings of the said stockholders on the day and at the time appointed for the same, shall not forfeit, or in any way interfere with the corporate rights acquired under this agreement, but any such meeting may be held at any subsequent time upon the secretary giving ten days’ notice thereof, either by publication in some newspaper published in Salt Lake City, Utah, or by mail as aforesaid.

ARTICLE XI.

The capital stock of this corporation shall not be assessable, except as provided by Statute, and the private property of the stockholders shall not be liable for the debts and obligations of the corporation.

ARTICLE XII.

The stockholders shall have no pre-emptive rights to acquired unissued shares of this corporation.

IN WITNESS WHEREOF, the undersigned have executed these Restated Articles of Incorporation as of the 8th day of April 2004.

GAMING & ENTERTAINMENT GROUP, INC., a Utah corporation

By:	/s/ Gregory L. Hrncir
Gregory L. Hrncir
Its:	President and Secretary